EXHIBIT 5.16
[Letterhead of Oppenheim Ügyvédi Iroda]
To:
Reynolds Group Holdings Limited
Level Nine
148 Quay Street
Auckland 1140 New Zealand
Reynolds Group Issuer Inc.
c/o National Registered Agents, Inc.
160 Greentree Drive, Suite 101,
Dover, Delaware 19904
Reynolds Group Issuer LLC
c/o National Registered Agents, Inc.
160 Greentree Drive, Suite 101,
Dover, Delaware 19904
Reynolds Group Issuer (Luxembourg) S.A.
6C Rue Gabriel Lippmann,
L-5365 Munsbach, Grand Duchy of
Luxembourg
and CSI Hungary Manufacturing and
Trading Limited Liability Company
H-8000 Székesfehérvár,
Berényi út 72-100., Hungary
9 July 2012
Re: Registration Statement on Form F-4
Dear Sirs,
1.	Introduction
We acted as Hungarian legal advisers to Reynolds Group Holdings Limited, CSI Hungary Manufacturing and Trading Limited Liability Company (seat: H-8000 Székesfehérvár, Berényi út 72-100., Hungary; registration number: 07-09-013757) (CSI Hungary) and Closure Systems International Holdings (Hungary) Kft. (latest seat: H-8000 Székesfehérvár, Berényi út 72-100.; latest registration number: Cg. 07-09-015084) (CS International) (CSI Hungary and CS International are collectively the Companies) in connection with the following agreements:
(a)	the form of seventh senior unsecured notes supplemental indenture included as Exhibit 4.22.2 to the Registration Statement (File No. 333-182332) to be entered into between, among others, Beverage Packaging Holdings (Luxembourg) I S.A., the guarantors party hereto and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar (the Supplemental Indenture) in relation to Indenture (as defined below). Under the Supplemental Indenture registered 9.875% senior notes will be issued which new notes will form one series with the senior notes issued in August, 2011.

(b)	the senior unsecured notes indenture dated as of 9 August 2011, as amended and supplemented from time to time, relating to the August 2011 senior unsecured notes among the Escrow Issuers (as defined therein), The Bank of New York Mellon, as trustee, principal paying agent, registrar and transfer agent, and The Bank of New York Mellon, London Branch, as paying agent (the Indenture).
(the Supplemental Indenture and the Indenture collectively the Agreements).
As of 31 December 2011 CS International merged into CSI Hungary with CSI Hungary as legal successor. As of the date of the merger CS International is terminated with legal succession; accordingly, any obligations undertaken by CS International shall be fulfilled by CSI Hungary as its universal legal successor.
We were requested to deliver this opinion by Reynolds Group Holdings Limited.
2.	scope of opinion
This opinion:
(a)	relates solely to Hungarian law in full force and effect on the date of this opinion;
(b)	is given on the basis that it will be governed by and it will be construed in accordance with Hungarian law; and
(c)	relates solely to matters of law.
3.	documents
For the purposes of this opinion, we examined and relied upon:
(a)	form of the Supplemental Indenture and pdf copy of the Indenture;
(b)	an executed original of the deed of foundation of CSI Hungary dated 31 December 2011;
(c)	an executed original of the deed of foundation of CS International dated 30 August 2011;
(d)	pdf copies of the resolutions of Closure Systems International B.V. as sole member of CSI Hungary dated (i) 20 July 2011 and (ii) 24 February 2012;
(e)	pdf copy of the resolution of Closure Systems International B.V. as sole member of CS International dated 20 July 2011;
(f)	pdf copy of the officer’s certificate of CSI Hungary dated 8 September 2011;
(g)	pdf copy of the officer’s certificates of CS International dated 8 September 2011;
(h)	on-line registry extracts of CSI Hungary dated 8 September 2011 and 9 July 2012; and
(i)	on-line registry extract of CS International dated 8 September 2011,

the documents listed from (b) to (c) above are collectively referred to as the Deeds of Foundation, the documents listed from (d) to (e) above are collectively referred to as the Founder’s Resolutions, the documents listed from (f) to (g) above are collectively referred to as the Officer’s Certificates, the documents listed from (h) to (i) above are collectively referred to as the Registry Extracts and the documents listed from (a) to (i) above are collectively referred to as the Documents.
4.	Assumptions
For the purpose of this opinion, we have made the following assumptions:
(a)	where we have reviewed a document in draft form only, that it has been duly executed in the form of that draft;
(b)	all signatures, seals and markings on the Documents are authentic and that copy and counterpart documents examined by us are authentic, up-to-date, complete and conform to the originals;
(c)	that each party to the Documents (other than the Companies):
(i)	has the capacity to enter into, and perform its obligations under the Agreements;
(ii)	has authorised its entry into and its performance of, and has duly executed the Agreements;
(iii)	is duly incorporated in accordance with the laws of the jurisdiction of its incorporation; and
(iv)	is not subject to any insolvency, bankruptcy, liquidation, winding-up or analogous proceeding initiated in any jurisdiction;
and that the Agreements constitute the valid, binding and enforceable obligations of each such party;
(d)	that, in so far as any obligation under the Agreements is to be performed in any jurisdiction outside Hungary, its performance will be legal and enforceable in that jurisdiction;
(e)	that any law, other than the laws of the Republic of Hungary, which may apply to the Documents or the transactions contemplated by them would not be such as to affect any conclusion stated in this opinion;
(f)	that the information contained in the Officer’s Certificates, including without limitation the Registry Extracts attached thereto, is complete, accurate and up-to-date;
(g)	that there are no contractual or other similar limitations binding on any of the Companies, and other parties to the Documents, other than those in the Documents which would affect the conclusion of this opinion;
(h)	that no borrowing limit or any other restriction whether arising from contract or from law (other than Hungarian law) or otherwise, applicable to any of the Companies, and other parties to the Agreements, is violated by such companies by entering into and/or their performance of the Agreements;

(i)	that the persons executing the Documents have the legal capacity to execute such Documents and that any power of attorney used for the execution of the Agreements validly conferred to the respective persons, who have executed any of the Agreements on behalf of the respective companies, the power to validly represent the respective party which has issued the respective power of attorney and that none of the powers of attorney or sub-powers of attorney used for such purpose has been revoked prior to the execution of the Agreements;

(j)	there is no corporate or internal resolution or decision not revealed to us in which any bodies of any of the Company would have drawn the competence of the management into their competence, or inducing a decision making process differing from that regulated under the Act IV of 2006 on business associations;

(k)	no party to the Agreements has engaged or will engage in misleading or unconscionable conduct in particular with a view to inducing another party to enter into the Agreements or is or will be involved in or a party to any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the Documents which might render the Documents or any relevant transaction or associated activity in breach of law, void or voidable; and

(l)	there is no reason under which any liquidator may challenge the Agreements pursuant to Section 40 of Act IL of 1991 on bankruptcy and liquidation proceedings.
We have not taken steps to verify these assumptions. It should be understood that we have not been responsible for investigating or verifying the accuracy of the facts (including statements of foreign law), or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to herein or that no material facts have been omitted therefrom.
5.	Opinion
Based on the Documents and the assumptions set out in clause 4 above and the qualifications set out in clause 6 below and subject to any matters not disclosed to us, we are of the opinion that:
(a)	CSI Hungary is a company incorporated and existing under the laws of Hungary in the form of a limited liability company (in Hungarian: korlátolt felelősségű társaság) and, prior to 31 December 2011 when CS International merged into CSI Hungary, CS International was a company incorporated and existing under the laws of Hungary in the form of a limited liability company (in Hungarian: korlátolt felelősségű társaság);

(b)	the Companies have the corporate power and authority to execute and enter into the Indenture and CSI Hungary has the corporate power and authority to execute and enter into the Supplemental Indenture;

(c)	all authorisations under Hungarian law required or obtainable at the date of the Indenture in connection with the execution of the Indenture by the Companies have been obtained or effected and all authorisations under Hungarian law now required or obtainable in connection with the execution of the Supplemental Indenture by CSI Hungary have been obtained or effected;

(d)	the execution of the Agreements by the Companies, to which they are a party, and performance of their obligations under the Agreements do not conflict with their Deeds of Foundation, respectively; and

(e)	the Companies have duly executed the Indenture.

6.	qualifications
This opinion is subject to the following qualifications:
(a)	in this opinion Hungarian law concepts are expressed in English terms and not in their original Hungarian terms. The concepts concerned may not be identical to the concepts described by the same English language terms, as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by Hungarian law and be brought before a Hungarian court;

(b)	we express no opinion in any stamp duty, tax or similar matters. This opinion is not to be interpreted to express on the liability of any person for tax or stamp duty or any other issue relating to taxation or stamp duty in Hungary or elsewhere;

(c)	this opinion is not to be interpreted to verify the truth, accuracy, validity, sufficiency or enforceability of the body or any schedule, appendix or annex of any of the Documents;

(d)	we have relied as to certain matters of fact on certificates of the officers of the Companies, however we express no opinion as to matters of fact and assume that there are no facts which have not been disclosed to us which would affect the conclusions in this opinion;

(e)	this opinion is subject to any limitations arising from bankruptcy, insolvency, liquidation, moratorium, reorganisation and other laws of general application relating to or affecting the rights of creditors; and

(f)	insofar as our opinion relates to the performance of the Agreements, these opinions do not extend to the performance of obligations under other documents referred to in the Agreements.

7.	Reliance
This opinion is addressed to addressees specified above and to the representative of the Purchaser(s) (as defined in the Agreements). We understand that you will rely as to matters of Hungarian law, as applicable, upon this opinion in connection with the matters set forth herein. In addition, we understand that Debevoise & Plimpton LLP (Debevoise) will rely as to matters of Hungarian law, as applicable, upon this opinion in connection with an opinion to be rendered by it (on the date hereof) relating to the Companies. In connection with the foregoing, we hereby consent to your and Debevoise’s relying as to matters of Hungarian law, as applicable, upon this opinion.
8.	consent
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Validity of the Securities” in the prospectus contained therein. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

This opinion is to be governed by and construed in accordance with the laws of Hungary. The competent Hungarian courts shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this opinion.
Yours faithfully,
/s/ Oppenheim Ügyvédi Iroda